LETTER OF TRANSMITTAL FOR THE HELPCITY, INC.
RESCISSION OFFER


RESCISSION OFFER AGENT:
Transfer Online, Inc.
227 Pine Street, Suite 300
Portland, Oregon, 97204


     WE RECOMMEND THAT YOU SEND THIS SIGNED LETTER AND ENCLOSURES TO THE RESCISSION OFFER AGENT BY CERTIFIED OR REGISTERED MAIL.

     I acknowledge that I have received and read the prospectus of HelpCity, Inc. for the company's offer to buy back my shares of common stock for what I originally paid plus interest at my state's legal rate (10% in Arizona, 7% in California, 10% in Hawaii, 9% in Oregon, 6% in Texas, and 8% in Washington). My decision is subject to the terms and conditions of the prospectus.

     CHECK ONLY ONE:

_____     I have decided to accept your offer.  I still own all of the stock I bought. Please send me a check for my original invested amount plus interest at the rate in effect in my state of residence from my original investment date through the date I have signed this letter of transmittal. The total amount is stated in the letter I received from the company. My stock certificate(s) is
(are) enclosed, with a stock transfer power which I have signed with my signature guaranteed. I understand the company will send me a check directly.

_____     I have decided to accept your offer but I sold some or all of the stock I bought. Please send me a check for my original invested amount as stated in the company's letter plus interest at the rate in effect in my state of residence from my original investment date through ____________, 2002, MINUS the amount I received when I sold some or all of my shares. The calculation is in the table below, showing the amount of my refund (paragraph 5) before calculating interest. My stock certificate(s) for any shares I still own is
(are) enclosed, with a stock transfer power which I have signed with my signature guaranteed. I understand you may need confirmation of my records.

_____     I have decided not to accept your offer. I will keep all of my shares of stock.


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     TABLE TO FILL OUT ONLY IF YOU HAVE SOLD SHARES:

1.     Original shares sold:     ____     (circle whether common or preferred).

2.     Number of shares sold:    ___________   Date sold: _____________

3.     Amount you originally invested:     $__________

4.     Amount you received:      $__________   (if a gift, this equals amount
       paid for the shares gifted)

Person acquiring your shares:
                    --------------------------------
                    Name and address

                    --------------------------------

5.     Amount of investment you still hold:     $__________

     INSTRUCTIONS:

     The signature(s) on this letter of transmittal and on the stock transfer power must correspond exactly to the name on your stock certificate(s). If held as joint tenants, both must sign. The company may require evidence of authority of the signer if a trustee, executor, administrator, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity. Signature on this letter of transmittal do not need to be guaranteed, but the signature(s) on the stock transfer power (if you decide to accept the offer) must be guaranteed. See below.

     A blank stock transfer power is enclosed. If you accept the offer, your signature(s) on the stock transfer power must be stamped guaranteed by a commercial bank or stock brokerage firm in the "Medallion Guarantee" program.

     If you need help filling out this letter of transmittal, please contact Transfer Online at 503-227-2950 or Traci Wong, Vice-President of HelpCity, Inc. at 909-394-2362.

Print name(s)     _______________________________
as shown on
certificate(s):   _______________________________

If an entity, state capacity of signer:

______________________________


Signature(s): ____________________________   Date signed: ____________, 2002

              ____________________________   Date signed: ____________, 2002



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                                    APPENDIX


California Corporate Securities Law


25500. [LIABILITY FOR PROHIBITED PRACTICES - DAMAGES] Any person who willfully participates in any act or transaction in violation of Section 25400 shall be liable to any other person who purchases or sells any security at a price which was affected by such act or transaction for the damages sustained by the latter as a result of such act or transaction. Such damages shall be the difference between the price at which such other person purchased or sold securities and the market value which such securities would have had at the time of his purchase or sale in the absence of such act or transaction, plus interest at the legal rate.

25501. [VIOLATION OF MATERIAL FACTS DISCLOSURE - SUITS FOR RESCISSION OR DAMAGES] Any person who violates Section 25401 shall be liable to the person who purchases a security from him or sells a security to him, who may sue either for rescission or for damages (if the plaintiff or the defendant, as the case may be, no longer owns the security), unless the defendant proves that the plaintiff knew the facts concerning the untruth or omission or that the defendant exercised reasonable care and did not know (or if he had exercised reasonable care would not have known) of the untruth or omission. Upon rescission, a purchaser may recover the consideration paid for the security, plus interest at the legal rate, less the amount of any income received on the security, upon tender of the security. Upon rescission, a seller may recover the security, upon tender of the consideration paid for the security plus interest at the legal rate, less the amount of any income received by the defendant on the security. Damages recoverable under this section by a purchaser shall be an amount equal to the difference between (a) the price at which the security was bought plus interest at the legal rate from the date of purchase and (b) the value of the security at the time it was disposed of by the plaintiff plus the amount of any income received on the security by the plaintiff. Damages recoverable under this section by a seller shall be an amount equal to the difference between (1) the value of the security at the time of the filing of the complaint plus the amount of any income received by the defendant on the security and (2) the price at which the security was sold plus interest at the legal rate from the date of sale. Any tender specified in this section may be made at any time before entry of judgment.

25502. [VIOLATION OF INSIDER PROVISION - DAMAGES]Any person who violates Section 25402 shall be liable to the person who purchases a security from him or sells a security to him, for damages equal to the difference between the price at which such security was purchased or sold and the market value which such security would have had at the time of the purchase or sale if the information known to the defendant had been publicly disseminated prior to that time and a reasonable time had elapsed for the market to absorb the information, plus interest at the legal rate, unless the defendant proves that the plaintiff knew the information or that the plaintiff would have purchased or sold at the same price even if the information had been revealed to him.

25503. [VIOLATION OF QUALIFICATION REQUIREMENTS - LIABILITY TO SUIT] Any person who violates Section 25110, 25130 or 25133, or a condition of qualification under Chapter 2 (commencing with Section 25110) of this part, imposed pursuant to Section 25141, or an order suspending trading issued pursuant to Section 25219, shall be liable to any person acquiring from him the security sold in violation of such section, who may sue to recover the consideration he paid for such security with interest thereon at the legal rate, less the amount of any income received therefrom, upon the tender of such security, or for damages, if he no longer owns the security, or if the consideration given for the security is not capable of being returned. Damages, if the plaintiff no longer owns the security, shall be equal to the difference between (a) his purchase price plus interest at the legal rate from the date of purchase and (b) the value of the security at the time it was disposed of by the plaintiff plus the amount of any income received therefrom by the plaintiff.

Damages, if the consideration given for the security is not capable of being returned, shall be equal to the value of that consideration plus interest at the legal rate from the date of purchase, provided the security is tendered; and if the plaintiff no longer owns the security, damages in such case shall be equal to the difference between (a) the value of the consideration given for the security plus interest at the legal rate from the date of purchase and (b) the value of the security at the time it was disposed of by the plaintiff plus the amount of any income received therefrom by the plaintiff. Any person who violates Section 25120 or a condition of qualification under Chapter 3 (commencing with Section 25120) of this part imposed pursuant to Section 25141, shall be liable to any person acquiring from him the security sold in violation of such section who may sue to recover the difference between (a) the value of the consideration received by the seller and (b) the value of the security at the time it was received by the buyer, with interest thereon at the legal rate from the date of purchase. Any person on whose behalf an offering is made and any underwriter of the offering, whether on a best efforts or a firm commitment basis, shall be jointly and severally liable under this section, but in no event shall any underwriter (unless such underwriter shall have knowingly received from the issuer for acting as an underwriter some benefit, directly or indirectly, in which all other underwriters similarly situated did not share in proportion to their respective interest in the underwriting) be liable in any suit or suits authorized under this section for damages in excess of the total price at which the securities underwritten by him and distributed to the public were offered to the public. Any tender specified in this section may be made at any time before entry of judgment. No person shall be liable under this section for violation of Section 25110, 25120 or 25130 if the sale of the security is qualified prior to the payment or receipt of any part of the consideration for the security sold, even though an offer to sell or a contract of sale may have been made or entered into without qualification.

25504. [LIABLE JOINTLY AND SEVERALLY] Every person who directly or indirectly controls a person liable under Section 25501 or 25503, every partner in a firm so liable, every principal executive officer or director of a corporation so liable, every person occupying a similar status or performing similar functions, every employee of a person so liable who materially aids in the act or transaction constituting the violation, and every broker-dealer or agent who materially aids in the act or transaction constituting the violation, are also liable jointly and severally with and to the same extent as such person, unless the other person who is so liable had no knowledge of or reasonable grounds to believe in the existence of the facts by reason of which the liability is alleged to exist.

25504.1. Any person who materially assists in any violation of Section 25110, 25120, 25130, 25133, or 25401, or a condition of qualification under Chapter 2 (commencing with Section 25110) of Part 2 of this division imposed pursuant to
Section 25141, or a condition of qualification under Chapter 3 (commencing with Section 25120) of Part 2 of this division imposed pursuant to Section 25141, or an order suspending trading issued pursuant to Section 25219, with intent to deceive or defraud, is jointly and severally liable with any other person liable under this chapter for such violation.

25504.2. (a) Any accountant, engineer, appraiser, or other person whose profession gives authority to a statement made by such person, who pursuant to rule of the commissioner has given written consent to be and has been named in any prospectus or offering circular distributed in connection with the offer or sale of securities as having prepared or certified in such capacity either any part of such document or any written report or valuation which is distributed with or referred to in any such document is jointly and severally liable with any other person liable under Section 25501 if: (1) The part of such document so prepared or certified or the report or valuation so distributed or referred to includes an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; and (2) The person asserting such liability acquired a security described in such document in reliance on such untrue statement or in reliance on such part of the document or on such report or valuation without notice of such omission. (b) Notwithstanding the provisions of subdivision (a), no such accountant, engineer, appraiser, or other person shall be liable as provided therein if such person sustains the burden of proof that: (1) Such person had, after reasonable investigation, reasonable ground to believe and did believe, at the time such person consented to such use of such person's name, that the statements so included in such part of such document or in such report or valuation were true and that there was no omission to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading; or (2) Such part of such document did not fairly represent such person's statement as an expert or was not a fair copy of or extract from such person's report or valuation as an expert; or (3) Prior to the acquisition of the security by the person asserting the liability, such accountant, engineer, appraiser, or other person advised the issuer and the commissioner in writing that such person would not be responsible for such part of the document or the report or valuation. (c) A person who participates in the preparation of a document described in subdivision (a) of this section shall be deemed to have prepared or certified only those portions thereof which are expressly stated with such person's written consent to have been made on such person's authority.

25507. [TIME LIMIT ON ACTIONS - QUALIFICATION VIOLATIONS] (a) No action shall be maintained to enforce any liability created under Section 25503 (or Section 25504 or Section 25504.1 insofar as they relate to that section) unless brought before the expiration of two years after the violation upon which it is based or the expiration of one year after the discovery by the plaintiff of the facts constituting such violation, whichever shall first expire. (b) No buyer may commence an action under Section 25503 (or Section 25504 or Section 25504.1 insofar as they relate to that section) if, before suit is commenced, such buyer shall have received a written offer approved as to form by the commissioner (1) stating the respect in which liability under such section may have arisen, (2) offering to repurchase the security for a cash price payable upon delivery of the security or offering to pay the buyer an amount in cash equal in either case to the amount recoverable by the buyer in accordance with Section 25503, or, offering to rescind the transaction by putting the parties back in the same position as before the transaction, (3) providing that such offer may be accepted by the buyer at any time within a specified period of not less than 30 days after the date of receipt thereof unless rejected earlier during such period by the buyer, (4) setting forth the provisions of this subdivision (b), and (5) containing such other information as the commissioner may require by rule or order, and such buyer shall have failed to accept such offer in writing within the specified period after receipt thereof. (c) The commissioner may by rule or order impose as a condition to approval of an offer under subdivision
(b) of this section, if the commissioner finds such action is necessary and appropriate for the protection of investors, conditions requiring: (1) That equivalent and concurrent offers be made to all investors as to whom liability may have arisen and still exists under Section 25503 (or Section 25504 or Section 25504.1 insofar as they relate to that section) in connection with the distribution or transaction; (2) That the offer be made subject to a condition voiding such offer if the issuer, by reason of acceptances, is disabled from commencing or continuing business; (3) That the offer be made within a specified period after approval thereof by the commissioner; (4) If the consideration paid by the offeree was other than monetary or if the offer is of rescission, and if the offer is rejected by the offeree on the ground that it does not accord him the damages payable under Section 25503 or that the rescission offered does not place the parties back in the same position as before the transaction, that an offer so rejected shall not bar the commencement of an action by the offeree under Section 25503 (or Section 25504 or Section 25504.1 insofar as they relate to that section); or (5) That the offeror file a report or reports with the commissioner containing such information as he may require concerning the making of the offer, its acceptance or rejection, and compliance with its terms and conditions or with conditions imposed under this subdivision. (d) Each person who files a repurchase offer with the commissioner pursuant to subdivision (b) shall file with the commissioner, in such form as the commissioner by rule prescribes, an irrevocable consent appointing the commissioner or the commissioner's successor in office to be such person's attorney to receive service of any lawful process in any noncriminal suit, action or proceeding against such person or such person's successor, executor or administrator, which arises under this law or any rule or order hereunder after the consent has been filed, with the same force and validity as if served personally on the person filing the consent. A person who has filed such a consent in connection with a qualification under this law (or application for a permit under any prior law if the application under this law states that such consent is still effective) need not file another. Service may be made by leaving a copy of the process in the office of the commissioner but it is not effective unless (1) the plaintiff, who may be the commissioner in a suit, action or proceeding instituted by him, forthwith sends notice of the service and a copy of the process by registered or certified mail to the defendant or respondent at such person's last address on file with the commissioner, and (2) the plaintiff's affidavit of compliance with this section is filed in the case on or before the return day of the process, if any, or within such further time as the court allows.

25510.   [QUALIFICATION REQUIREMENT]  Except as explicitly provided in this chapter, no civil liability in favor of any private party shall arise against any person by implication from or as a result of the violation of any provision of this law or any rule or order hereunder. Nothing in this chapter shall limit any liability which may exist by virtue of any other statute or under common law if this law were not in effect.

25534.   [RESTRICTIVE LEGEND REQUIREMENT - HEARINGS]  Whenever any securities are issued which the commissioner determines were offered or sold in violation of Section 25110, 25120, or 25130, the commissioner may, by written order to the issuer and notice to the holders of such securities, require certificates evidencing such securities to have stamped or printed prominently on their face a legend, in the form prescribed by rule of the commissioner, restricting the transfer of such securities. Upon receipt of the order, the issuer shall stamp or print such legend prominently on the face of all outstanding certificates subject to the order. If, after such order or notice has been given, a request for a hearing is filed in writing by the person or persons to whom such order or notice was addressed, a hearing shall be held in accordance with the provisions of the Administrative Procedure Act, Chapter 5 (commencing with Section 11500) of Part 1 of Division 3 of Title 2 of the Government Code, and the commissioner shall have all the powers granted thereunder; unless such hearing is commenced within 15 business days after the request for hearing is received by the commissioner (or the person or persons affected and the issuer consent to a later date), such order and notice are rescinded.